Exhibit 99.1

Additional Disclosure to Lenders

We operate businesses that have inherently low variable costs such that positive change in revenues should drive relatively large improvements in income from operations and EBITDA. A key determinant of hotel revenues is the average daily hotel rate, or ADR, that is charged. Increases in ADR would drive nearly a dollar for dollar improvement in income from operations and EBITDA and on Caesars Entertainment Operating Company, Inc.’s (“CEOC’s”) room base of 27,000 rooms, we anticipate that a $5 increase in ADR on an annual basis would equate to an improvement to annual income from operations and EBITDA of approximately $38 million. CEOC’s average system-wide ADR was $110 in 2007, compared to $95 during the last twelve months ended September 30, 2011. Likewise, we anticipate that a $5 improvement in spend per rated customer gaming trip would equate to an improvement to CEOC’s annual income from operations and EBITDA of approximately $80 million, and a $5 improvement per unrated customer gaming trip would equate to an improvement to CEOC’s annual income from operations and EBITDA of approximately $65 million. Average spending per rated customer gaming trip declined from $169 in 2007 to $154 during the last twelve months ended September 30, 2011. While we use 2007 as a measurement for our financial performance and the gaming industry in general, we may not attain those financial levels in the near term, or at all.

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This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this filing.